Exhibit 99.1

JAMES RIVER GROUP HOLDINGS, LTD. ANNOUNCES SECOND QUARTER 2017 RESULTS

SECOND QUARTER 2017 NET INCOME OF $14.5 MILLION -- $0.48 PER DILUTED SHARE, AND ADJUSTED NET OPERATING INCOME OF $14.9 MILLION -- $0.49 PER DILUTED SHARE
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GROSS FEE INCOME OF $6.9 MILLION; 99% INCREASE OVER THE SECOND QUARTER OF 2016
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8.6% GROWTH IN PRE DIVIDEND TANGIBLE EQUITY PER SHARE SINCE DECEMBER 31, 2016; 13.4% SIX MONTH ANNUALIZED ADJUSTED NET OPERATING RETURN ON AVERAGE TANGIBLE EQUITY
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RECORD LOW EXPENSE RATIO OF 26.5%; 4.9 PERCENTAGE POINT IMPROVEMENT OVER SECOND QUARTER OF 2016
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Pembroke, Bermuda, August 1, 2017 - James River Group Holdings, Ltd. (NASDAQ: JRVR) today reported second quarter 2017 net income of $14.5 million ($0.48 per diluted share), compared to $14.6 million ($0.49 per diluted share) for the second quarter of 2016. Adjusted net operating income for the second quarter of 2017 was $14.9 million ($0.49 per diluted share), compared to $13.7 million ($0.46 per diluted share) for the same period in 2016.

Earnings Per Diluted Share	Three Months Ended June 30,
	2017	2016

Net Income	$0.48	$0.49
Adjusted Net Operating Income	$0.49	$0.46

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Second Quarter Results

August 1, 2017

J. Adam Abram, Chairman and Chief Executive Officer of James River Group Holdings, Ltd. commented, “We are pleased with our second quarter results. Our low expense ratio allows us to maintain our focus on underwriting profit while still growing. This quarter we also reacted to some negative developments in our business; it is our practice to do so quickly. With our 13.4% annualized operating return on tangible equity based on year-to-date results, we reiterate our guidance of a 12% or greater return.”
Second Quarter 2017 Operating Results

•	Net written premiums of $207.8 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2017	2016	% Change
Excess and Surplus Lines	$124,197	$81,890	52%
Specialty Admitted Insurance	16,900	11,679	45%
Casualty Reinsurance	66,727	39,489	69%
	$207,824	$133,058	56%

•	Net earned premiums of $184.1 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2017	2016	% Change
Excess and Surplus Lines	$117,268	$70,565	66%
Specialty Admitted Insurance	17,760	12,207	45%
Casualty Reinsurance	49,049	35,783	37%
	$184,077	$118,555	55%

•
The Excess and Surplus Lines segment grew largely due to increases in Commercial Auto (with a focus on the Company’s rideshare business), Environmental and Allied Health divisions, which were partially offset by declines in Manufacturing & Contractors and Excess Casualty;

•	The Specialty Admitted Insurance segment grew largely due to the June 2016 addition of a significant fronting contract, 90% of which is reinsured to third parties;

•	The Casualty Reinsurance Segment grew largely due to a timing difference of a renewal treaty;

•
Accident year loss ratio of 70.3% increased from 68.7% in the prior year quarter due to changes in mix of business, specifically growth in the Commercial Auto division within the Excess and Surplus Lines segment which carries a higher initial loss pick but also a lower expense ratio than the segment as a whole;

•
Combined ratio of 97.7% increased from 96.1% in the prior year quarter principally due to a prior period commission adjustment for three profitable contracts in the Casualty Reinsurance segment. As a result of this adjustment, other operating expense was increased by $2.0 million, or 4.0 combined ratio points on the segment and 1.1 points on the Company as a whole;

•	Expense ratio of 26.5% improved from 31.4% in the prior year quarter, driven principally by increased net earned premium and fee income, as well as growth in lines of business

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JRVR Announces Second Quarter Results

August 1, 2017

which carry relatively low expense ratios, partially offset by the commission adjustment in the Casualty Reinsurance segment;

•
Unfavorable reserve development of $1.7 million compared to favorable reserve development of $4.7 million in the prior year quarter (representing a 0.9 point increase and 4.0 point reduction to the Company’s loss ratio in each period, respectively). The current year quarter's unfavorable development was largely driven by reported losses in the Casualty Reinsurance segment from the 2010 and 2012 treaty years of one reinsurance program which the Company no longer writes and adverse development from canceled programs in the Specialty Admitted segment, offset partially by favorable development in the Excess and Surplus Lines segment and workers' compensation business. Pre-tax favorable (unfavorable) reserve development by segment was as follows:

	Three Months Ended June 30,
($ in thousands)	2017	2016
Excess and Surplus Lines	$1,440	$3,611
Specialty Admitted Insurance	(949)	617
Casualty Reinsurance	(2,206)	520
	$(1,715)	$4,748

•
Gross fee income of $6.9 million, an increase of 99% over the prior year quarter as a result of increased program and fronting volume in the Specialty Admitted Insurance segment and increased fee-for-service business in the Excess and Surplus Lines segment. This fee income resulted in a 3.7 percentage point reduction to the Company’s second quarter 2017 expense ratio;

•
Net investment income of $13.7 million, an increase of 19% over the prior year quarter, driven by an increased contribution from renewable energy investments which significantly exceeded our expectations. Further details can be found in the ‘Investment Results’ section below.

Investment Results
Net investment income for the second quarter of 2017 was $13.7 million, which compares to $11.6 million for the same period in 2016. The increase was principally driven by fair value gains in the Company’s renewable energy portfolio which significantly exceeded our expectations. The Company’s net investment income consisted of the following:

	Three Months Ended June 30,
($ in thousands)	2017	2016	% Change
Renewable Energy Investments	$1,521	$(1,451)	-
Other Private Investments	838	1,972	(58)%
All Other Net Investment Income	11,355	11,032	3%
Total Net Investment Income	$13,714	$11,553	19%
The Company’s annualized gross investment yield on average fixed maturity and bank loan securities for the three months ended June 30, 2017 was 3.6% (3.5% for the three months ended

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JRVR Announces Second Quarter Results

August 1, 2017

June 30, 2016) and the average duration of the fixed maturity and bank loan portfolio was 3.4 years at June 30, 2017 (3.7 years at June 30, 2016).
During the second quarter, the Company recognized $307,000 of pre-tax net realized gains ($1.6 million of net realized gains in the same period in 2016) which included $321,000 of realized gains on bank loan participations.
Taxes
The tax rate for the three months ended June 30, 2017 and 2016 was 6.5% and 6.4%, respectively.
Tangible Equity
Tangible equity before dividends increased 9.4% from $472.5 million at December 31, 2016 to $517.0 million at June 30, 2017, largely due to net income of $33.0 million and $10.7 million of unrealized gains, net of taxes, on available-for-sale securities. Tangible equity after dividends increased 5.7% from $472.5 million at December 31, 2016 to $499.3 million at June 30, 2017. Tangible equity per common share was $16.94 at June 30, 2017, net of $17.7 million of dividends the Company paid during 2017. The year-to-date annualized adjusted net operating income return on average tangible equity was 13.4%, which compares to 10.9% for the same period in 2016.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share, the same amount as the prior quarter. This dividend is payable on Friday, September 29, 2017 to all shareholders of record on Monday, September 11, 2017. James River Group Holdings, Ltd. has paid cumulative dividends, including this upcoming payment, of approximately $140 million since its December 2014 initial public offering.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its second quarter results tomorrow, August 2, 2017, at 8:00 a.m. Eastern Daylight Time. Investors may access the conference call by dialing (877) 930-8055 Conference ID# 53066366 or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Daylight Time) on September 1, 2017 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management which may expose us to greater risks than intended; the potential loss of key members

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JRVR Announces Second Quarter Results

August 1, 2017

of our management team or key employees and our ability to attract and retain personnel; adverse economic factors; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; a failure of any of the loss limitations or exclusions we employ; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; changes in laws or government regulation, including tax or insurance laws and regulations; our ability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect us; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended; and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on March 10, 2017. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity and pre dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. (or “the Company”) is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies founded by members of our management team. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted

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JRVR Announces Second Quarter Results

August 1, 2017

Insurance and Casualty Reinsurance. The Company tends to focus on accounts associated with small or medium-sized businesses in each of its segments. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Kevin Copeland
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces Second Quarter Results

August 1, 2017

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2017	December 31, 2016
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$982,133	$941,077
Fixed maturity securities, trading	3,814	5,063
Equity securities, available-for-sale	81,357	76,401
Bank loan participations, held-for-investment	241,516	203,526
Short-term investments	41,348	50,844
Other invested assets	65,481	55,419
Total invested assets	1,415,649	1,332,330

Cash and cash equivalents	87,771	109,784
Accrued investment income	6,802	7,246
Premiums receivable and agents’ balances	329,519	265,315
Reinsurance recoverable on unpaid losses	221,553	182,737
Reinsurance recoverable on paid losses	8,422	2,877
Deferred policy acquisition costs	69,382	64,789
Goodwill and intangible assets	220,464	220,762
Other assets	172,491	160,693
Total assets	$2,532,053	$2,346,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$1,061,061	$943,865
Unearned premiums	420,997	390,563
Senior debt	88,300	88,300
Junior subordinated debt	104,055	104,055
Accrued expenses	35,123	36,884
Other liabilities	102,798	89,645
Total liabilities	1,812,334	1,653,312

Total shareholders’ equity	719,719	693,221
Total liabilities and shareholders’ equity	$2,532,053	$2,346,533

Tangible equity (a)	$499,255	$472,459
Tangible equity per common share outstanding (a)	$16.94	$16.15
Total shareholders’ equity per common share outstanding	$24.42	$23.69
Common shares outstanding	29,467,647	29,257,566
Debt (b) to total capitalization ratio	21.1%	21.7%
(a) See “Reconciliation of Non-GAAP Measures”. (b) Includes senior debt and junior subordinated debt.

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JRVR Announces Second Quarter Results

August 1, 2017

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income Statement Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$281,475	$170,671	$505,654	$303,742
Net written premiums	207,824	133,058	365,734	239,959

Net earned premiums	184,077	118,555	338,764	235,685
Net investment income	13,714	11,553	30,447	22,825
Net realized investment gains	307	1,619	1,354	2,166
Other income	4,296	2,784	8,231	5,164
Total revenues	202,394	134,511	378,796	265,840

EXPENSES
Losses and loss adjustment expenses	131,084	76,659	236,453	150,165
Other operating expenses	53,036	39,974	101,929	81,153
Other expenses	346	91	232	79
Interest expense	2,224	2,041	4,347	4,215
Amortization of intangible assets	149	149	298	298
Total expenses	186,839	118,914	343,259	235,910
Income before taxes	15,555	15,597	35,537	29,930
Income tax expense	1,014	1,001	2,546	2,497
NET INCOME	$14,541	$14,596	$32,991	$27,433
ADJUSTED NET OPERATING INCOME (a)	$14,864	$13,665	$32,583	$26,503

EARNINGS PER SHARE
Basic	$0.49	$0.50	$1.12	$0.95
Diluted	$0.48	$0.49	$1.09	$0.92

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.51	$0.47	$1.11	$0.91
Diluted	$0.49	$0.46	$1.07	$0.89

Weighted-average common shares outstanding:
Basic	29,406,877	29,035,512	29,348,557	28,994,260
Diluted	30,307,099	29,825,914	30,317,585	29,784,083
Cash dividends declared per common share	$0.30	$0.20	$0.60	$0.40

Ratios:
Loss ratio	71.2%	64.7%	69.8%	63.7%
Expense ratio	26.5%	31.4%	27.7%	32.3%
Combined ratio	97.7%	96.1%	97.5%	96.0%
Accident year loss ratio	70.3%	68.7%	70.3%	67.7%
(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Second Quarter Results

August 1, 2017

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
($ in thousands)
Gross written premiums	$138,004	$97,427	41.6%	$246,999	$179,535	37.6%
Net written premiums	$124,197	$81,890	51.7%	$221,168	$153,425	44.2%

Net earned premiums	$117,268	$70,565	66.2%	$211,117	$136,070	55.2%
Losses and loss adjustment expenses	(86,521)	(46,061)	87.8%	(153,089)	(86,724)	76.5%
Underwriting expenses	(19,018)	(14,721)	29.2%	(37,499)	(30,359)	23.5%
Underwriting profit (a), (b)	$11,729	$9,783	19.9%	$20,529	$18,987	8.1%

Ratios:
Loss ratio	73.8%	65.3%		72.5%	63.7%
Expense ratio	16.2%	20.9%		17.8%	22.3%
Combined ratio	90.0%	86.1%		90.3%	86.0%
Accident year loss ratio	75.0%	70.4%		74.7%	69.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $4.2 million and $2.7 million for the three months ended June 30, 2017 and 2016, respectively, and $8.1 million and $5.0 million for the respective six month periods. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces Second Quarter Results

August 1, 2017

SPECIALTY ADMITTED INSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
($ in thousands)
Gross written premiums	$76,771	$34,201	124.5%	$149,235	$62,888	137.3%
Net written premiums	$16,900	$11,679	44.7%	$34,959	$24,725	41.4%

Net earned premiums	$17,760	$12,207	45.5%	$34,013	$23,612	44.0%
Losses and loss adjustment expenses	(11,867)	(7,480)	58.6%	(21,848)	(14,080)	55.2%
Underwriting expenses	(5,340)	(4,602)	16.0%	(10,770)	(8,932)	20.6%
Underwriting profit (a), (b)	$553	$125	342.4%	$1,395	$600	132.5%

Ratios:
Loss ratio	66.8%	61.3%		64.2%	59.6%
Expense ratio	30.1%	37.7%		31.7%	37.8%
Combined ratio	96.9%	99.0%		95.9%	97.5%
Accident year loss ratio	61.5%	66.3%		61.6%	63.6%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $2.7 million and $742,000 for the three months ended June 30, 2017 and 2016, respectively, and $4.7 million and $1.6 million for the respective six month periods.

CASUALTY REINSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
($ in thousands)
Gross written premiums	$66,700	$39,043	70.8%	$109,420	$61,319	78.4%
Net written premiums	$66,727	$39,489	69.0%	$109,607	$61,809	77.3%

Net earned premiums	$49,049	$35,783	37.1%	$93,634	$76,003	23.2%
Losses and loss adjustment expenses	(32,696)	(23,118)	41.4%	(61,516)	(49,361)	24.6%
Underwriting expenses	(18,376)	(12,459)	47.5%	(33,048)	(26,102)	26.6%
Underwriting (loss) profit (a)	$(2,023)	$206	-	$(930)	$540	-

Ratios:
Loss ratio	66.7%	64.6%		65.7%	64.9%
Expense ratio	37.4%	34.8%		35.3%	34.3%
Combined ratio	104.1%	99.4%		101.0%	99.3%
Accident year loss ratio	62.2%	66.1%		63.5%	65.6%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Second Quarter Results

August 1, 2017

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit (loss) of operating segments. Our definition of underwriting profit (loss) of operating segments and underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$11,729	$9,783	$20,529	$18,987
Specialty Admitted Insurance	553	125	1,395	600
Casualty Reinsurance	(2,023)	206	(930)	540
Total underwriting profit of operating segments	10,259	10,114	20,994	20,127
Other operating expenses of the Corporate and Other segment	(6,095)	(5,475)	(12,556)	(10,727)
Underwriting profit (a)	4,164	4,639	8,438	9,400
Net investment income	13,714	11,553	30,447	22,825
Net realized investment gains	307	1,619	1,354	2,166
Other income and expenses	(257)	(24)	(57)	52
Interest expense	(2,224)	(2,041)	(4,347)	(4,215)
Amortization of intangible assets	(149)	(149)	(298)	(298)
Consolidated income before taxes	$15,555	$15,597	$35,537	$29,930

(a)    Included in underwriting results for the three months ended June 30, 2017 and 2016 is fee income of $6.9 million and $3.5 million, respectively, and $12.8 million and $6.6 million for the respective six month periods.

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized investment gains and losses, as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of a registration statement for the sale of our securities, and severance costs associated with terminated employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three and six months ended June 30, 2017 and 2016, respectively, reconciles to our adjusted net operating income as follows:

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JRVR Announces Second Quarter Results

August 1, 2017

	Three Months Ended June 30,
	2017		2016
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$15,555	$14,541	$15,597	$14,596
Net realized investment gains	(307)	(248)	(1,619)	(1,257)
Other expenses (a)	346	368	91	127
Interest expense on leased building the Company is deemed to own for accounting purposes	313	203	306	199
Adjusted net operating income	$15,907	$14,864	$14,375	$13,665

	Six Months Ended June 30,
	2017		2016
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$35,537	$32,991	$29,930	$27,433
Net realized investment gains	(1,354)	(1,082)	(2,166)	(1,564)
Other expenses (a)	232	268	79	119
Interest expense on leased building the Company is deemed to own for accounting purposes	625	406	792	515
Adjusted net operating income	$35,040	$32,583	$28,635	$26,503

(a) Other expenses in 2017 were primarily legal and other professional services associated with the Company's May 2017 secondary offering.

Tangible Equity (per Share) and Pre Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for June 30, 2017, December 31, 2016, and June 30, 2016 and reconciles tangible equity to tangible equity before dividends for June 30, 2017.

	June 30, 2017		December 31, 2016		June 30, 2016
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$719,719	$24.42	$693,221	$23.69	$729,898	$25.09
Goodwill and intangible assets	220,464	7.48	220,762	7.54	221,061	7.60
Tangible equity	$499,255	$16.94	$472,459	$16.15	$508,837	$17.49
Dividends to shareholders for the six months ended June 30, 2017	17,728	0.60
Pre dividend tangible equity	$516,983	$17.54

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